As filed with the Securities and Exchange Commission on July 29, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QLT Inc.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

887 Great Northern Way, Suite 101

Vancouver, B.C. Canada, V5T 4T5

(Address of Principal Executive Offices including Zip Code)

QLT 2000 INCENTIVE STOCK PLAN

(Full Title of the Plan)

Dori Assaly

Vice President, Legal Affairs

QLT Inc.

887 Great Northern Way, Suite 101

Vancouver, British Columbia, V5T 4T5

Canada

(604) 707-7000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

James E. Dawson, Esq.

Nutter, McClennen & Fish, LLP

155 Seaport Boulevard

Boston, MA 02210-2604

(617) 439-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Check one:

Large Accelerated Filer	☐	Accelerated Filer	☒

Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, without Par Value	4,000,000(1)	$4.305(2)	$17,220,000(2)	$2,348.81

(1)	This registration statement covers up to 4,000,000 shares of Common Stock that may be issued under the registrant’s QLT 2000 Incentive Stock Plan (the “Plan”). This registration statement also covers an indeterminate number of shares that may become issuable under the Plan as a result of a stock dividend, stock split, or other recapitalization
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high and low sale prices per share of the Common Stock as reported on The Nasdaq Global Select Market on July 24, 2013, which was $4.305.

REGISTRATION OF ADDITIONAL SECURITIES

On April 25, 2013, the board of directors of QLT Inc., a corporation incorporated under the laws of British Columbia (the “Company”), amended and restated the Company’s 2000 Incentive Stock Plan (the “Plan”), subject to the approval of the shareholders of the Company, to increase the number of shares of the Company’s common stock, without par value (the “Common Stock”), available for grant under the Plan from 7,800,000 to 11,800,000 and to make other amendments to the Plan. On June 14, 2013, the shareholders of the Company approved the amended and restated Plan. The Company is filing this registration statement to register the issuance of up to 4,000,000 additional shares of Common Stock that may be issued under the Plan as a result of the amendment to the Plan. Pursuant to General Instruction E to Form S-8, the contents of the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on October 14, 2009 (File No. 333-162465), its Registration Statement on Form S-8 filed with the Commission on September 20, 2002 (File No. 333- 100070), and its Registration Statement on Form S-8 filed with the Commission on August 18, 2000 (File No. 333- 12422) are incorporated by reference into this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on July 29, 2013.

QLT INC.

By:	/s/ Jeffrey Meckler
Jeffrey Meckler Chairman, Executive Transition Committee (Principal Executive Officer)

By:	/s/ Sukhi Jagpal

Sukhi Jagpal Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Jeffrey Meckler and Sukhi Jagpal, and each of them, as attorneys-in-fact and agents, each with the power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Jeffrey Meckler Jeffrey Meckler	Chairman of the Executive Transition Committee and Director (principal executive officer)	July 29, 2013

/s/ Sukhi Jagpal Sukhi Jagpal	Chief Financial Officer (principal financial and accounting officer)	July 29, 2013

/s/ Jason M. Aryeh Jason M. Aryeh	Chairman of the Board and Director	July 29, 2013

/s/ Vicente Anido, Jr. Vicente Anido, Jr.	Director	July 29, 2013

/s/ Geoffrey F. Cox Geoffrey F. Cox	Director	July 29, 2013

/s/ John Kozarich John Kozarich	Director	July 29, 2013

/s/ Stephen Sabba Stephen Sabba	Director	July 29, 2013

/s/ John C. Thomas, Jr. John C. Thomas, Jr.	Director	July 29, 2013

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	Articles of QLT Inc. dated May 25, 2005 (incorporated by reference from the Current Report on Form 8-K dated May 25, 2005 and filed with the Commission on June 1, 2005).

5.1*	Opinion of McCullough O’Connor Irwin LLP.

23.1*	Consent of McCullough O’Connor Irwin LLP (included in Exhibit 5.1).

23.2*	Consent of Deloitte LLP.

24.1*	Power of Attorney (included in the signature page to this Registration Statement).

99.1	QLT 2000 Incentive Stock Plan (as amended and restated in 2013) (incorporated by reference from Appendix A to the Company’s Proxy Statement dated May 10, 2013 and filed with the Commission on May 22, 2013).

*	Filed herewith.